Unitrin, Inc. Announces April Catastrophe Loss Estimate

CHICAGO - (Business Wire) May 17, 2011 - Unitrin, Inc. (NYSE: UTR - News) today announced its preliminary estimate of catastrophe losses due to several, severe tornados and other storms during the month of April. The Company estimates second quarter results will include between $65 million and $75 million in pre-tax catastrophe losses related to the April storm activity. Amounts recoverable through reinsurance are estimated to be immaterial.

Customers across more than a dozen states were impacted, with those in North Carolina, South Carolina, Texas and Alabama suffering the largest losses. Unitrin's catastrophe teams have been on the ground since the storms began, working to provide funds for emergency living expenses and to expedite claims processing. Total claims are estimated to reach approximately 12,000.

Unitrin is a diversified insurance holding company. Its operating subsidiaries principally provide life, auto, homeowners and other insurance products for individuals, families and small businesses.

Unitrin's principal businesses are:

  Kemper(R), which provides auto, homeowners and other insurance products to individuals through a network of independent agents,

  Unitrin Direct, which markets auto, homeowners and renters insurance to consumers via direct mail, the Internet and employer-sponsored employee benefit programs and other affinity relationships,

  Unitrin Specialty, which provides auto insurance through a network of independent agents and brokers to individuals and small businesses which have had difficulty procuring insurance through traditional channels, usually due to adverse driving records or claim or credit histories, and

  Life and Health Insurance, which specializes in the sale of life and health insurance products to individuals through networks of employee agents and exclusive, independent agents.

Forward-Looking Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events or outcomes and can be identified by the fact that they do not relate strictly to historical or current facts. These statements are based on our estimates and assumptions that involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance; actual results could differ materially from those expressed or implied in the forward-looking statements, and can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. No assurances can be given that the results contemplated in any forward-looking statements will be achieved. Accordingly, readers are cautioned not to place undue reliance on such statements, which speak only as of the date of this release. The Company assumes no obligation to publicly correct or update any forward-looking statements as a result of events or developments subsequent to the date of this press release. The reader is advised, however, to consult any further disclosures Unitrin makes on related subjects in its filings with the SEC, as well as risk factors and other information included in the Company's most recent Form 10-K and 10-Q reports.

Kemper(R) is a registered service mark of Unitrin, Inc.

Unitrin, Inc.

Frank J. Sodaro, (312) 661-4930

investor.relations@unitrin.com